DEAN HELLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4299
(775) 684 5708
Website: secretaryofstate.biz

Entity #
C3547-1982
Document Number:
20060708267-58
Date Filed:
11/2/2006 11:45:29 AM
In the office of
Dean Heller
Secretary of State

Certificate of Correction
(PURSUANT TO NRS 78,78A, 80, 81, 82, 84, 86, 87, 58, 88A, 89 and 92A)

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Correction
(Pursuant to NRS 78, 78A, 80, 81, 82, 84, 86, 87, 88, 88A, 89 and 92A)

1. The name of the entity for which correction is being made:

VIROPRO INC.

2. Description of the original document for which correction is being made:

CERTIFICATE OF AMENDMENT

3. Filing date of the original document for which correction is being made: OCTOBER 25, 2006

4. Description of the inaccuracy or defect

THE FIRST PARAGRAPH OF ARTICLE V ERRONEOUSLY STATES

The aggregate of shares which the coporation shall have the authority to issue is 100,000,000 at a par value of $0.0001 per share. All stock when issued shall be fully paid and non-assessable."

5. Correction of the inaccuracy or defect.

THE FIRST PARAGRAPH OF ARTICLE V SHOULD STATE

The aggregate of shares which the coporation shall have the authority to issue is 100,000,000 at a par value of $0.001 per share. All stock when issued shall be fully paid and non-assessable.

6. Signature:

Authorized Signature	Title *	Date
[signature]	President and CEO	November 2, 2006

*If entity is a Corporation, it must be signed by an Officer if stock has been issued, OR an Incorporator or Director if stock has not been issued; a Limited-Liability Company, by a manager or managing members; a Limited Partnership or Limited-Liability Limited Partnership, by a General Partner; a Limited-Liability Partnership, by a Managing Partner; a Business Trust, by a Trustee.

IMPORTANT: Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.